CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 31, 2012 with respect to the financial statements of American Realty Capital Healthcare Trust II, Inc. (a Maryland Corporation in the Development Stage) as of October 25, 2012 and for the period from October 15, 2012 (date of inception) to October 25, 2012 which are included in this Registration Statement and Prospectus on Form S-11. We consent to the inclusion of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

December 6, 2012